EXHIBIT 10.1

RAVEN INDUSTRIES, INC.

EMPLOYMENT AGREEMENT FOR

SENIOR MANAGEMENT

AGREEMENT dated as of December 1, 2014, between RAVEN INDUSTRIES, INC., a South Dakota corporation (the "Company"), and STEVEN E. BRAZONES, (the "Executive").

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that Executive's contribution to the growth and success of the Company and its subsidiaries has been or will be substantial; and

WHEREAS, the Board has determined that it is appropriate to memorialize in writing the terms and conditions of Executive’s employment and Executive’s entitlement to certain benefits upon retirement;

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by Executive for the Company, the parties agree as follows:

1.    Employment. Executive shall continue in the employ of the Company in an executive capacity, with such duties, powers and authority as are assigned to Executive from time to time by the Board.

2.    Term. This Agreement shall commence on the date first above written and, except as otherwise provided in paragraph 7, shall continue in effect until terminated by either the Company or Executive on 30 days’ advance written notice, either with or without any reason. Except for such 30-day notice requirement, nothing contained in this Agreement shall affect the Company’s ability to terminate Executive’s employment with or without any reason notwithstanding the preceding. Termination of this Agreement shall not terminate Executive’s benefits or the Executive’s right to benefits under paragraph 4 or 5 if, at the date of termination, Executive has either (i) attained age 65 or (ii) the sum of Executive;’s age (as of his or her nearest birthday) and years of service with the company (to the nearest whole year) equal 80 or more.

3.    Compensation. As full compensation for services under this Agreement, Executive shall receive such Compensation as determined by the Board, and Executive shall be eligible for such fringe benefits as are provided generally to all Senior Managers of the Company. The fringe benefits provided at the date of this Agreement are listed on Schedule A, attached hereto and made a part hereof. The Company may change or terminate any fringe benefit from time to time while Executive is employed, so long as the change affects all Senior Managers.

4.    Benefits on Termination in Certain Cases. If at the date Executive terminates employment with the Company, Executive has either (i) attained age 65 or (ii) the sum of Executive’s age (as of his or her nearest birthday) and years of service with the Company (to the nearest whole year) equal 80 or more, Executive shall be entitled, at the Company’s expense, to the following benefits in addition to

EXHIBIT 10.1

any retirement benefits to which Executive may be entitled under any qualified or non-qualified retirement plan maintained by the Company:

(a)    Until the later to die of Executive or spouse, continuation of coverage under the Company’s group hospital, medical and dental plans (“Medical Plan”) for the Executive, spouse and eligible dependents (“Covered Group”); provided that if Executive and spouse are divorced, the benefits for such spouse shall be discontinued; and further provided that if such spouse remarries after the death of Executive, such coverage shall continue for such spouse after the date of remarriage only if the spouse pays to the Company the group premium for such coverage. Prior to a member of the Covered Group becoming eligible for Medicare, the benefits to which that member of the Covered Group is entitled shall be at least equal to the benefits to which that member of the Covered Group would have been entitled under the Medical Plan if Executive’s had not separated from service. Upon eligibility of a member of the Covered Group for Medicare, coverage provided by Medicare shall be primary and the Medical Plan shall provide additional benefits such that the total benefits (i.e., Medicare and the Medical Plan) are at least equal to the benefits that members of the Covered Group would have been entitled under the Medical Plan at Executive’s separation from service.

(b)    Until the death of the last to die of Executive or spouse, payment of uninsured medical expenses (including, but not limited to any deductibles and coinsurance) for Executive, spouse and eligible dependents up to an annual limit of 3.5% of Executive’s highest annual compensation (salary and bonus) during any one of the Executive’s last five calendar years of employment; provided that if Executive and spouse are divorced, or if such spouse remarries after the death of Executive, such coverage shall be discontinued for such spouse. The medical expenses to be covered and the timing of payment of such medical expenses shall be based on the terms of the Raven Industries, Inc. Executive Supplemental Medical Plan as in effect at the date of Executive’s separation from service. If such plan is not in effect at the date of Executive’s separation from service and has not been replaced by a similar plan, medical expenses reimbursed shall be those expenses that would be deductible under Section 213 of the Internal Revenue Code of 1986 as in effect at the date of this Agreement (without regard to any provisions making such expenses deductible only to the extent they exceed a percentage of adjusted gross income), and all such expenses shall be paid or reimbursed within 15 days after presentation of invoices.

5.    Limitation on Amendment or Termination. If for any reason after the date of Executive’s retirement, Executive is not permitted to participate in any of the plans or programs referred to in paragraph 4, or if any such plans or programs are amended to provide lesser benefits or are terminated, the Company, at its sole expense, shall arrange to provide Executive with benefits substantially similar to those to which Executive would otherwise have been entitled but for such amendment or termination.

6.    Termination For Cause. Notwithstanding paragraphs 2, 4 and 5, if the Company discharges Executive “For Cause”(as defined below) the Company shall not be required to provide 30 days’ advance written notice of termination and the Company may elect, in its discretion, not to pay the benefits provided under paragraphs 4 and 5. A discharge shall be considered “For Cause” if Executive is terminated from employment for willful misconduct that materially injures or causes a material loss to the Company and a material benefit to Executive or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Executive or anyone related to or associated with the Executive has a direct or indirect interest. The term “For Cause” does not include a termination occasioned by ill-advised good faith judgment or negligence in connection with the Company’s business.

EXHIBIT 10.1

7.    Confidentiality. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not either directly or indirectly, except in the course of carrying out the business of the Company or as authorized in writing on behalf of the Company, disclose or communicate to any person, individual, firm or corporation, any information of any kind concerning any matters affecting or relating to the business of the Company or any of its subsidiaries, including without limitation, any of the customers, prices, sales, manner of operation, plans, trade secrets, processes, financial or other data of the Company or any of its subsidiaries, without regard to whether any or all of such information would otherwise be deemed confidential or material.

8.    Non-Competition. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not engage or participate directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, director, co-partner, or any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that competes with the business of the Company or any subsidiary of the Company unless he has obtained prior written consent of the Board, except that Executive shall be free without such consent to make investments in any publicly-owned company so long as he does not become a controlling party in such company.

9.    Consequences of Violation of Confidentiality of Non-Compete Provision. If the Company, in good faith, determines that Executive has violated paragraph 7 or 8 of this Agreement, then in addition to any remedy the Company may be entitled at law or in equity, it may discontinue payments under paragraphs 4 and 5 upon written notice to Executive of the violation of paragraph 7 or 8.

10.    No Affect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights that would accrue solely as a result of the passage of time, under any benefit plan, change in control agreement or other contract, plan or arrangement.

11.    Successors to the Corporation. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" means Raven Industries, Inc. and any subsidiary or successor or assign to its business or assets that otherwise becomes bound by the terms and provisions of this Agreement by operation of law. In such event, the Company shall pay or shall cause such employer to pay any amounts owed to Executive pursuant to this Agreement.

12.    Agreement Binding. This Agreement shall inure to the benefit of and be enforceable by Executive's spouse, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse, devisee, legatee, or other designee or, if there is no such designee, to Executive's estate.

13.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when

EXHIBIT 10.1

delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:        Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
Attention: President

If to Executive:        Address on file with payroll department.

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the state of South Dakota.

15.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.    Fees and Expenses. The Company shall pay all fees and expenses (including reasonable attorney's fees and costs) that Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's interpretation of, or determinations under, this Agreement, regardless of whether the Company is successful in such contest.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

RAVEN INDUSTRIES, INC.

By:	/s/ Daniel A. Rykhus
Daniel A. Rykhus
President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Steven E. Brazones
Steven E. Brazones

EXHIBIT 10.1: Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 1 OF 3            NO. RS - 06
DATE:     1 December 2010 (revised for titles 1 Dec 2014)
SUBJECT: SENIOR MANAGEMENT BENEFITS
SCHEDULE A

In addition to all of the fringe benefits provided to salaried employees the Chief Financial Officer (hired after 12/1/14), Vice President of Human Resources, General Counsel and Vice President of Corporate Development, Division Vice Presidents/General Managers, Chief Technology Officer and the Chief Information Officer (the “Senior Managers”) will have the following additional benefits:

1.
Insurance premiums will be one-half the amount paid by regular salaried employees with equal seniority for all individual and family health coverage. Life, disability and dental insurance coverage will be paid in full.

2.	Supplemental health insurance benefits for the Senior Managers and dependents up to 4% of the total of the current base salary.

3.	Health Club membership or equivalent in home exercise equipment.

4.
Group Life Insurance and A.D. & D. at 2.0 times annualized base salary as of January 1st each year. The Group Life Insurance / AD&D policy is updated annually on February 1st each year, and the benefit will be limited to the maximum benefit offered by the current life insurance carrier.

5.
Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary, non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

6.	Two additional weeks of paid vacation in addition to the regular established vacation policy.

7.	Physical examination provided by the Company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

8.
Senior Manager’s annual base salary will be grossed up at the end of the calendar year to compensate for the additional payroll and income tax burden created by the treatment of benefits under Numbers 1, 2, 4 and 7, above, as additional income.

9.	Retirement Benefits:

This section applies only to Senior Managers retiring after February 1, 2010. Benefits to Senior Managers retiring before that date will be governed by the policy in effect at retirement.

Upon retirement, the following benefits will be available to Raven Senior Managers who retire between the ages of 65 and 70, or who choose early retirement. Early retirement is defined as the first day of any month after the Senior Manager’s years of service, plus attained age, equals or exceeds the sum of 80, or any date between then and age 65.

EXHIBIT 10.1: Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 2 OF 3            NO. RS - 06
DATE:     1 December 2010 (revised for titles 1 Dec 2014)
SUBJECT: SENIOR MANAGEMENT BENEFITS
SCHEDULE A

Those benefits are:

(A)	Continued retiree group hospital, medical and dental coverage for the Senior Manager, spouse and eligible dependent child(ren), as defined by the insurance carrier’s policy, until the Senior
Manager attains the eligibility age for Medicare (presently age 65) or is eligible for Medicare due to disability. Premiums will be at the same rate available to active Senior Managers.

If said Senior Manager dies prior to Medicare eligibility, coverage will continue on the same basis for spouse and/or eligible dependent child(ren) as long as spouse does not remarry and dependent child(ren) meets insurance carrier’s eligibility requirements.

When the Senior Manager becomes eligible for Medicare, the spouse is eligible for continued retiree group hospital, medical, or dental coverage until the spouse becomes eligible for Medicare. Coverage for the spouse will terminate in the event the Senior Manager and spouse divorce or the spouse remarries after the death of the Senior Manager. Upon divorce or remarriage of spouse, the spouse would then be offered COBRA in compliance with Federal COBRA guidelines administered on a consecutive basis.

When the Senior Manager becomes eligible for Medicare, eligible dependent child(ren) are eligible for continued retiree group hospital, medical, and dental coverage until the dependent no longer meets the definition of an eligible dependent as defined by the insurance carrier’s policy. Upon loss of dependent eligibility, COBRA will be offered in compliance with Federal COBRA guidelines administered on a consecutive basis.

(B)
Upon eligibility for Medicare by either the Senior Manager or spouse, the Senior Manager and spouse will be provided supplemental hospital, medical, and prescription drug coverage to Medicare which would result in the same coverage that is provided to the full-time active Senior Managers of the company. This coverage, as well as group dental coverage, will continue for the rest of the Senior Manager’s and spouse’s life or until the spouse divorces said Senior Manager or remarries after the death of the Senior Manager. In the event the spouse divorces or remarries after the death of the Senior Manager, supplemental coverage will cease being paid by Raven and will be the responsibility of the former spouse.

In the event that eligible dependent child(ren) are eligible for Medicare, said dependent child(ren) will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to the full-time active Senior Managers of the company. This coverage, as well as group dental coverage, will continue for the rest of the dependent’s life as long as the dependent meets disability requirements.

(C)	In the event that a retired Senior Manager marries/remarries, retiree benefits are only offered to spouses enrolled in benefits at the time of the Senior Manager’s retirement.

EXHIBIT 10.1: Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 3 OF 3            NO. RS - 06
DATE:     1 December 2010 (revised for titles 1 Dec 2014)
SUBJECT: SENIOR MANAGEMENT BENEFITS
SCHEDULE A

(D)	Upon retirement, supplemental health insurance benefits for the Senior Manager and dependents will be provided annually for the rest of the Senior Manager’s life at an amount of up to 3.5% of the highest total annual compensation (salary and bonus)
during the last five years of employment with the company.

RS-06policiesand procedures-senior-mgrs 12-1-10 updated 10-21-10 by tad.fortitles12.1.14.doc